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                                                                     EXHIBIT 4.2

                                                            STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                       DIVISION OF CORPORATIONS
                                                       FILED 09:02 ON 06/08/1998
                                                          981220225 - 2697577


                          CERTIFICATE OF DESIGNATIONS
                                       OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                            ASIAINFO HOLDINGS, INC.



          ASIAINFO HOLDINGS, INC., a company organized and existing by virtue of the Delaware General Corporation Law ("DGCL") of the State of Delaware (the "Company"), pursuant to Section 151 of the DGCL, DOES HEREBY CERTIFY that:

          1.  The name of the Company is ASIAINFO HOLDINGS, INC.

          2. Pursuant to authority conferred upon the Board of Directors of the Company by its Articles of Incorporation, as amended from time to time and in accordance with Section 228 of DGCL, the Board of Directors of the Company, by a unanimous written consent dated as of June 8, 1998 duly adopted a resolution fixing the voting powers, designations, preferences and rights relating to its Series A Convertible Preferred Stock, $.01 par value, as follows:

          "RESOLVED, that the Board of Directors (the "Board") of the Company authorizes the issuance of a series of preferred stock consisting of 3,000,000 shares and the Board fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such preferences and/or rights, of the shares of that series as follows:

          Section 1.  Designation and Amount.
                      ----------------------

               The shares of the series "A" Preferred Stock will be designated Series A Convertible Preferred Stock ("Series A Preferred Stock"). The total number of authorized shares of the Series A Preferred Stock will be 3,000,000 shares and each share of Series A Preferred Stock will have a par value of $.01.

          Section 2.  Dividends and Distributions.
                      ---------------------------

               (a) The holders of Series A Preferred Shares shall be entitled to participate on a pro rata basis with the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock") in all dividends paid to the holders of the Company's Common Stock, on an as converted basis, when, as and if such dividends are declared by the Board out of funds legally available for the payment of dividends. Other than as described in this Section 2(a), the Company shall have no obligation to pay dividends to holders of shares of Series A Preferred Stock. Each dividend will be payable to holders of record of the Series A Preferred Stock on a date (a "Record Date") selected by the Board which is not more than sixty (60) nor less than ten (10) days before the date on which the dividend is to be paid. No Record Date will precede the date when the resolution fixing the Record Date is adopted.

               (b) While any shares of Series A Preferred Stock are outstanding, (i) the Company may not pay any dividend, or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of stock of the Company which ranks on a parity with the Series A
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Preferred Stock as to payment of dividends unless at least a proportionate payment is made with regard to dividends on the Series A Preferred Stock and
(ii) the Company may not pay any dividend, or set aside any funds for the payment of a dividend, with regard to any shares of any class or series of stock of the Company which ranks junior to the Series A Preferred Stock unless and until all dividends on the Series A Preferred Stock have been paid. A payment of dividends with regard to the Series A Preferred Stock will be proportionate to a payment of a dividend with regard to another class or series of stock if the dividend per share of Series A Preferred Stock is the same percentage of the dividends payable with regard to a share [of Series A Preferred Stock that the dividend paid with regard to a share] of stock of the other class or series [is of the dividends payable with regard to a share of stock of that other class or series].

               (c) Any dividend paid with regard to shares of Series A Preferred Stock will be paid equally with regard to each outstanding share of Series A Preferred Stock.

          Section  3.  Voting Rights.
                       -------------

               The only voting rights which the holders of shares of Series A Preferred Stock will have will be any voting rights to which they may be entitled under the laws of the State of Delaware, and the following:

               (a) With regard to each matter presented for the vote of the holders of Common Stock, the holders of shares of Series A Preferred Stock will be entitled to vote together with the holders of the Common Stock, and together with the holders of any other class or series of stock the holders of which vote together with the holders of the Common Stock, with the same effect as though the Series A Preferred Stock were part of the same class as the Common Stock, with each holder of record of shares of Series A Preferred Stock on the record date for determining the holders of the Common Stock entitled to vote with regard to the matter being entitled to the number of votes with regard to share of Series A Preferred Stock held of record on that record date equal to the number of shares of Common Stock into which those shares of Series A Preferred Stock could be converted (or could have been converted if the Series A Preferred Stock were convertible at that time) at the Conversion Rate (as defined in Subparagraph 5(d)) in effect on that record date.

               (b) A holder of shares of Series A Preferred Stock will have the same right to act by written consent as a holder of Common Stock.

               (c) While any shares of Series A Preferred Stock are outstanding, the Company will not, directly or indirectly, without the affirmative vote at a meeting or the written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, (i) amend, alter or repeal any of the provisions of the Articles of Incorporation or By-laws of the Company, or of this resolution, so as to affect adversely the preferences, special rights or powers of the Series A Preferred Stock or (ii) authorize any reclassification of the Series A Preferred Stock. This Subsection will not prevent the issuance of any Series A Preferred Stock which has been authorized in Section 1.

               (d) So long as each of Warburg, Pincus Ventures, L.P., Warburg, Pincus Ventures International, L.P., Fidelity Ventures Limited, Fidelity International Limited, Fidelity Investors Limited Partnership, China Vest IV, L.P., China Vest IV-A, L.P., and China Vest IV-B, L.P. (the "New Shareholders") or their permitted transferees are holders of Series A Preferred Stock, the Company shall not take any of the following actions unless such action has been approved by the New Shareholders and such permissible transferees, voting as a single unit:

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                    (i)    Any sale or issuance of any capital stock or any
security convertible into capital stock of the Company to any person or entity, other than (x) any sale or issuance of the Company's capital stock pursuant to the terms of the Stock Purchase Agreement dated December 17, 1997 and Warrants issued by the Company to the New Shareholders, (y) conversion of Series A Preferred Stock to Common Stock in accordance with the terms of the Company's Articles of Incorporation and (z) any sale or issuance of the Company's capital stock pursuant to the terms of the Company's employee stock option plan existing on December 17, 1997 or other options or warrants outstanding on the Closing Date, as defined in the Stock Purchase Agreement up to a total of 3,664,320 Common Shares;

                    (ii) Declare or pay any dividends or make any other distributions on the Company's outstanding capital stock;

                    (iii) Any redemption or repurchase of its capital stock in excess of US$100,000 in the aggregate;

                    (iv) Any acquisition, merger, consolidation, joint venture or partnership arrangement involving the Company and Subsidiaries (as defined in the Stock Purchase Agreement) or the dissolution or liquidation of the Company;

                    (v) Any sale, lease, transfer, or other disposition of all or any substantial portion of the Company's assets outside the ordinary course of business in excess of US$100,000 in the aggregate;

                    (vi) Any incurrence, issuance, assumption, guarantee or other creation of liability for borrowed money in excess of US$100,000 in the aggregate at any time outstanding except if such liability is incurred pursuant to a business plan approved by the Board;

                    (vii) The making of any capital expenditure in any year in excess of US$250,000 in the aggregate except if such capital expenditure is made pursuant to a business plan approved by the Board;

                    (viii) Any change in the fundamental nature of its business other than as described in a business plan approved by the Board;

                    (ix) Any increase (in excess of 10% per annum) in the compensation and benefits of Company's senior executives;

                    (x) Any voluntary material changes in the Company accounting methods or policies;

                    (xi)   Any appointment or removal of the Company's auditors;

                    (xii) The amendment of Company's Articles of Incorporation or By-Laws;

                    (xiii) The approval of any material amendments to the Company's annual business plan;

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                    (xiv)  The appointment or termination of the Company's Chief
Financial Officer, Chief Operations Officer and Chief Executive Officer;

                    (xv) The selection of the lead underwriter in connection with the proposed initial public offering of the Company's capital stock; or

                    (xvi)  The appointment or removal of any Independent
Director.

          Section 4.  Liquidation.
                      -----------

               Upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of any class or series of stock to which the Series A Preferred Stock ranks senior an amount equal to US$8.33 per share plus all accrued and unpaid dividends on shares of Series A Preferred Stock outstanding as of the date of such liquidation, dissolution or winding-up (the "Liquidation Preference"). If, upon any liquidation, dissolution or winding-up of the Company, the assets of the Company, or proceeds of those assets, available for distribution to the holders of Series A Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Preferred Stock are not sufficient to pay in full the preferential amount required to be distributed to the holders of the Series A Preferred Stock and of all other classes or series which are on a parity as to distributions on liquidation with the Series A Preferred Stock, then the assets, or the proceeds of those assets, which are available for distribution to the holders of Series A Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Preferred Stock will be distributed to the holders of the Series A Preferred Stock and of the shares of all other classes or series which are on a parity as to distributions on liquidation with the Series A Preferred Stock ratably in accordance with the respective amounts of the liquidation preferences of the shares held by each of them. After payment of the full amount of the Liquidation Preference the holders of Series A Preferred Stock will not be entitled to any further distribution of assets of the Company. For the purposes of this Section, neither a consolidation or merger of the Company with another Company, nor a sale or transfer of all or any part of the Company's assets for cash or securities, will be considered a liquidation, dissolution or winding-up of the Company.

          Section 5.  Option Conversion.
                      -----------------

               (a) Each holder of shares of Series A Preferred Stock will have the right at any time, at the holder's option, to convert all or any of the shares of Series A Preferred Stock held of record by the holder into a number of fully paid and non-assessable shares of Common Stock equal to the number of shares of Series A Preferred Stock surrendered for conversion multiplied by the Conversion Rate (as defined in Subparagraph 5(d)), or such other securities or assets as the holder is entitled to receive in accordance with Subparagraph 5(d).

               (b)(i) In order to exercise the conversion privilege, the holder of each share of Series A Preferred Stock to be converted must surrender the certificate representing that share to the conversion agent for the Series A Preferred Stock appointed by the Company (which may be the Company itself), with the Notice of Election to Convert on the back of that certificate duly completed and signed, at the principal office of the conversion agent. No additional amount shall be payable to the Company upon exercise of the conversion privilege. If the shares issuable on conversion are to be issued in a name

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other than the name in which the Series A Preferred Stock is registered, each share surrendered for conversion must be accompanied by an instrument of transfer, in form satisfactory to the Company, duly executed by the holder or the holder's duly authorized attorney and by funds in an amount sufficient to pay any transfer or similar tax which is required to be paid in connection with the transfer or evidence that tax has been paid.

                  (ii) Each conversion will be at the Conversion Rate in effect at the close of business on the day when all the conditions in Subparagraph 5(b)(i) have been satisfied.

                  (iii) The Company will make no payment or adjustment for any unpaid dividends on shares of Series A Preferred Stock, whether or not in arrears, on conversion of those shares, or for dividends on the shares of Common Stock issued upon the conversion; provided, that any dividends declared but unpaid in respect of shares as of the date of conversion shall be deemed to be dividends declared and unpaid with respect to the shares of Common Stock issued upon the conversion.

                  (iv) As promptly as practicable after the surrender by a holder of certificates representing shares of Series A Preferred Stock in accordance with this Subsection 5(b), the Company will issue and will deliver to the holder at the office of the conversion agent, or on the holder's written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock. Any fractional interest in respect of a share of Common Stock arising upon a conversion will be settled as provided in Subsection 5(c).

                  (v) Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which all the conditions specified in Subparagraph 5(b)(i) have been satisfied, and the person in whose name a certificate for shares of Common Stock is to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock represented by that certificate at that time. All shares of Common Stock delivered upon conversion of Series A Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights. Upon the surrender of certificates representing shares of Series A Preferred Stock for conversion and compliance with all the other requirements of Subparagraph 5(b)(i), the shares represented by those certificates will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the Common Stock or other securities, cash or other assets to be issued or distributed as a result of the conversion.

               (c) No fractional shares of Common Stock will be issued upon conversion of Series A Preferred Stock. Any fractional interest in a share of Common Stock resulting from conversion of shares of Series A Preferred Stock will be paid in cash (computed to the nearest cent) based on the Current Market Price (as defined in Subparagraph 5(d)(vii)) of the Common Stock on the Trading Day (as defined in Subparagraph 5(d)(vii)) next preceding the day of conversion. If more than one share of Series A Preferred Stock is surrendered for conversion at substantially the same time by the same holder, the number of full shares of Common Stock issuable upon the conversion will be computed on the basis of all the shares of Series A Preferred Stock surrendered at that time by that holder.

               (d) The "Conversion Rate" will initially be one share of Common Stock for each share of Series A Preferred Stock, and will be adjusted as follows from time to time if any of the events described below shall have occurred after the date hereof.

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                    (i)    If the Company (A) pays a dividend or makes a
distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, or (C) combines its outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to that event will be adjusted so that the holder of a share of Series A Preferred Stock surrendered for conversion after that event will receive the number of shares of Common Stock of the Company which the holder would have received if the share of Series A Preferred Stock had been converted immediately before the happening of the event (or, if there is more than one such event, if the share of Series A Preferred Stock had been converted immediately before the first of those events and the holder had retained all the Common Stock or other securities or assets received after the conversion). An adjustment made pursuant to this Subparagraph 5(d)(i) will become effective immediately after the record date in the case of a dividend or distribution, except as provided in Subparagraph 5(d)(xi), and will become effective immediately after the effective date in the case of a subdivision or combination. If any such dividend or distribution is declared but is not paid or made, the Conversion Rate then in effect will be appropriately readjusted. However, a readjustment of the Conversion Rate will not affect any conversion which takes place before the readjustment.

                    (ii) If the Company issues rights or warrants to the holders of its Common Stock as a class entitling them (for a period expiring within 45 days after the record date for issuance of the rights or warrants) to subscribe for or purchase Common Stock at a price per share less than the Current Market Price of the Common Stock at the record date for the determination of stockholders entitled to receive the rights or warrants, the Conversion Rate in effect immediately before the issuance of the rights or warrants will be reduced so that it will be the amount determined by multiplying the Conversion Rate in effect immediately before the record date for the issuance of the rights or warrants by a fraction of which the numerator is the number of shares of Common Stock outstanding on the record date for the issuance of the rights or warrants plus the number of shares of Common Stock which the aggregate exercise price of all the rights or warrants would purchase at the Current Market Price of the Common Stock at that record date, and of which the denominator is the number of shares of Common Stock outstanding on the record date for the issuance of the rights or warrants plus the number of additional shares of Common Stock issuable on exercise of all the rights or warrants. The adjustment provided for in this Subparagraph 5(d)(ii) will be made successively whenever any rights or warrants are issued, and will become effective immediately, except as provided in Subparagraph 5(d)(xi), after each record date. In determining whether any rights or warrants entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Current Market Price of the Common Stock, in determining the aggregate sale price of the shares of Common Stock issuable on the exercise of rights or warrants, there will be taken into account any consideration received by the Company for the rights or warrants, with the value of that consideration, if other than cash, to be determined by the Board of Directors of the Company (whose determination, if made in good faith, will be conclusive). If any rights or warrants which lead to an adjustment of the Conversion Rate expire or terminate without having been exercised, the Conversion Rate then in effect will be appropriately readjusted. However, a readjustment of the Conversion Rate will not affect any conversions which take place before the readjustment.

                    (iii) If the Company distributes to the holders of its Common Stock as a class any shares of capital stock of the Company (other than Common Stock) or evidences of indebtedness or assets (other than cash dividends or distributions of cash paid from retained earnings of the Company) or rights or warrants (other than those referred to in Subparagraph 5(d)(ii)) to subscribe for or purchase any of its securities, then, in each such case, other than a case in which the Company is required by Section 2(b) to pay a dividend with regard to the Series A Preferred Stock equal to the dividend paid with regard to the number of shares of Common Stock into which the Series A Preferred

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Stock could be converted, the Conversion Rate will be reduced so that it will equal the number determined by multiplying the Conversion Rate in effect immediately prior to the record date for the distribution by a fraction of which the numerator is the Current Market Price of the Common Stock on the record date for the distribution less the then fair market value (as determined by the Company's auditors, whose determination, if made in good faith, will be conclusive) of the capital stock, evidences of indebtedness, assets, rights or warrants which are distributed with respect to one share of Common Stock, and of which the denominator is the Current Market Price of the Common Stock on that record date. Each adjustment will, except as provided in Subparagraph 5(d)(x), become effective immediately after the record date for the determination of the stockholders entitled to receive the distribution. If any distribution is declared but not made, or if any rights or warrants expire or terminate without having been exercised, effective immediately after the decision is made not to make the distribution or the rights or warrants expire or terminate, the Conversion Rate then in effect will be appropriately readjusted. However, a readjustment will not affect any conversions which take place before the readjustment.

                    (iv) If the Company issues or sells any equity or debt securities which are convertible into or exchangeable for shares of Common Stock ("Convertible Securities") or any rights, options (other than stock options issued to employees or directors of the Company or its subsidiaries under a plan approved by the Company's Board of Directors) or warrants to purchase Common Stock at a conversion, exchange or exercise price per share which is less than the then-Current Market Price of the Common Stock, unless the provisions of Subparagraph 5(d)(ii) or (iii) are applicable, the Company will be deemed to have issued or sold, on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they first may be converted, exchanged or exercised, the maximum number of shares of Common Stock into or for which the Convertible Securities may be converted or exchanged or which are issuable upon the exercise of the rights, options or warrants immediately prior to the close of business on the later of the date on which the Convertible Securities, rights, options or warrants are issued or the date on which they may first be converted, exchanged or exercised, and no further adjustment of the Conversion Rate will be made as a result of the actual issuance of shares of Common Stock upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants. If any Convertible Securities, rights, options or warrants to which this Subparagraph applies are redeemed, retired or otherwise extinguished or expire without any shares of Common Stock having been issued upon conversion, exchange or exercise thereof, effective immediately after the Convertible Securities, rights, options or warrants expire, the Conversion Rate then in effect will be readjusted to what it would have been if those Convertible Securities, rights, options or warrants had not been issued. However, a readjustment will not affect any conversion which takes place before the readjustment. For the purposes of this Subparagraph 5(d)(iv), (x) the price of shares of Common Stock issued or sold upon conversion or exchange of Convertible Securities or upon exercise of rights, options or warrants will be (A) the consideration paid to the Company for the Convertible Securities, rights, options or warrants, plus (B) the consideration paid to the Company upon conversion, exchange or exercise of the Convertible Securities, rights, options or warrants, with the value of the consideration, if other than cash, to be determined by the Company's auditors (whose determination, if made in good faith, will be conclusive) and (y) any change in the conversion or exchange price of Convertible Securities or the exercise price of rights, options or warrants will be treated as an extinguishment when the change becomes effective, of the Convertible Securities, rights, options or warrants which had the old conversion, exchange or exercise price and an immediate issuance of new Convertible Securities, rights, options or warrants with the new conversion, exchange or exercise price.

                    (v) If the Company issues or sells any Common Stock (other than on conversion or exchange of Convertible Securities or exercise of rights, options or warrants to which Subparagraph 5(d)(ii), (iii) or (iv) applies) for a consideration per share less than the Current Market Price

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of the Common Stock on the date of the issuance or sale (or on exercise of options or warrants, for less than the Current Market Price of the Common Stock on the day the options or warrants are issued), upon consummation of the issuance or sale, the Conversion Rate in effect immediately prior to the issuance or sale will be adjusted so it will equal the amount determined by multiplying that Conversion Rate by a fraction of which the numerator is the number of shares of Common Stock outstanding immediately prior to the issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Company as a result of the issuance or sale could have purchased at the Current Market Price of the Common Stock in effect on the date of the issuance or sale, and of which the denominator is the number of shares of Common Stock outstanding immediately prior to the issuance or sale plus the number of additional shares of Common Stock issued or sold.

                    (vi) If there is a reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Company with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Company, upon any subsequent conversion of Series A Preferred Stock, each holder of the Series A Preferred Stock will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the holder had converted the shares of Series A Preferred Stock into Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events.

                    (vii) For the purpose of any computation under this Subsection 5(d), the "Current Market Price" of the Common Stock on any date will be the average of the last reported sale prices per share of the Common Stock on each of the twenty consecutive Trading Days (as defined below) preceding the date of the computation. The last reported sale price of the Common Stock on each day will be (A) the last reported sale price of the Common Stock on the principal stock exchange on which the Common Stock is listed, or (B) if the Common Stock is not listed on a stock exchange, the last reported sale price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the high bid and low asked price quotations for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the ten preceding Trading Days. If the Common Stock is not traded or quoted as described in any of clause (A), (B) or (C), the Current Market Price of the Common Stock on a day will be the fair market value of the Common Stock on that day as determined by a member firm of the New York Stock Exchange, Inc. selected by the Board of Directors. As used with regard to the Series A Preferred Stock, the term "Trading Day" means (x) if the Common Stock is listed on at least one stock exchange, a day on which there is trading on the principal stock exchange on which the Common Stock is listed, (y) if the Common Stock is not listed on a stock exchange, but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the Common Stock is not listed on a stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, a day on which quotations are reported by National Quotation Bureau Incorporated.

                    (viii) No adjustment in the Conversion Rate will be required unless the adjustment would require a change of at least 3% in the Conversion Rate; provided, however, that any adjustments which are not made because of this
      --------  -------
Subparagraph 5(d)(viii) will be carried forward and taken into account in any subsequent adjustment; and provided, further, that any adjustment must
                           --------  -------
be made in

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accordance with this Section 5 (without regard to this Subparagraph 5(d)(viii))
not later than the time the adjustment may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. All calculations under this Section 5 will be made to the nearest cent or to the nearest one hundredth of a share, as the case may be.

                    (ix) Whenever the Conversion Rate is adjusted, the Company will promptly send each holder of record of Series A Preferred Stock a notice of the adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

                    (x) In any case in which this Subsection 5(d) provides that an adjustment will become effective immediately after a record date for an event, the Company may defer until the occurrence of the event (A) issuing to the holder of any share of Series A Preferred Stock converted after the record date and before the occurrence of the event the additional shares of Common Stock issuable upon the conversion by reason of the adjustment over and above the Common Stock issuable upon the conversion before giving effect to the adjustment and (B) paying to the holder any cash in lieu of any fractional share pursuant to Subsection 5(c).

               (e)       If:

                    (i) the Company declares a dividend (or any other distribution) on the Common Stock (other than in cash out of retained earnings); or

                    (ii) the Company authorizes the granting to the holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                    (iii) the Company issues, or changes the conversion, exchange or exercise price of, any Convertible Securities, rights, options (other than stock options issued to employees or directors of the Company or its subsidiaries under a plan approved by the Company's Board of Directors); or

                    (iv) the Company sells any Common Stock for less than the Current Market Price of the Common Stock on the date of the sale; or

                    (v) there is any reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value, or from par value to no par value, or from no par value to par value), or any consolidation, merger, or statutory share exchange to which the Company is a party and for which approval of any stockholders of the Company is required, or any sale or transfer of all or substantially all the assets of the Company; or

                    (vi) there is a voluntary or an involuntary dissolution, liquidation or winding up of the Company;

then the Company will mail to the holders of record of the Series A Preferred Stock, at least 15 days before the applicable date specified below, a notice stating the applicable one of (A) the date on which a record is to be taken for the purpose of the dividend, distribution or grant of rights or warrants, or, if no record is to be taken, the date as of which the holders of Common Stock of record who will be entitled to the dividend, distribution or rights or warrants will be determined, (B) the date on which it is expected the Convertible Securities will be issued or the date on which the change in the conversion, exchange or exercise price of the Convertible Securities, rights, options or warrants will be effective, (C) the date on which the Company anticipates selling Common Stock for less than the Current Market Price of the Common Stock on the date of the sale (except that no notice need be given of the anticipated date of sale of Common Stock upon exercise of options or warrants which have been described in a notice to the holders of record of the Series A Preferred Stock given at least 15 days before the options or warrants are exercised), or (D) the date on which the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of record of Common Stock will be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up. Failure to give any such notice or any defect in the notice will not affect the legality or validity of the reclassification, consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up.

               (f)  (i)   The Company will at all times reserve and keep
available, free from preemptive rights, out of the authorized but unissued shares of Common Stock or the issued shares of Common Stock held in its treasury, or both, for the purpose of effecting conversion of the Series A Preferred Stock, the maximum number of shares of Common Stock which the Company would be required to deliver upon the conversion of all the outstanding shares of Series A Preferred Stock. For the purposes of this Subsection 5(f), the number of shares of Common Stock which the Company would be required to deliver upon the conversion of all the outstanding shares of Series A Preferred Stock will be computed as if at the time of the computation all the outstanding shares were held by a single holder.

                    (ii) Prior to the delivery of any securities which the Company will be obligated to deliver upon conversion of the Series A Preferred Stock, the Company will endeavour, in good faith and as expeditiously as possible, to comply with all federal and state laws and regulations requiring the registration of those securities with, or any approval of or consent to the delivery of those securities by, any governmental authority.

               (g) The Company will pay any documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Preferred Stock; provided, however, that
                                                        --------  -------
the Company will not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of record of the Series A Preferred Stock to be converted and no such issue or delivery will be made unless and until the person requesting the issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that the tax has been paid.

          Section 6.  Mandatory Conversion.
                      --------------------

               (a) The Company may, by a notice (a "Notice of Mandatory Conversion") given to the holders of the Series A Preferred Stock upon an Initial Public Offering (as defined below), require the holders of all (but not less than all) the outstanding Series A Preferred Stock to convert their Series A Preferred Stock into Common Stock on a date specified in the notice (which may be the date the notice is given or any other date which is not more than 60 days after the date the notice is given) at the Conversion Rate in effect on the day the notice is given. For purposes of this Section 6, "Initial Public Offering" means the first time a registration statement filed by the Company under the U.S. Securities Act of 1933, as amended, in respect of a firm commitment underwritten public offering of the Common Stock is declared effective by the U.S. Securities and Exchange Commission and the sale of Common Stock by the Company in such offering (with gross proceeds of at least US$15 million and a pre-share price of at least US$25) is consummated (other than a registration statement filed on Form S-4 or Form S-8, or any successor form thereto, with respect to the issuance of Common Stock or Convertible Securities granted or to be granted to employees or directors of the Company.

               (b) If the Company gives a Notice of Mandatory Conversion as provided in Subparagraph 6(a), the holders of the outstanding Series A Preferred Stock will be deemed to have surrendered the certificates representing their shares of Series A Preferred Stock for conversion at the close of business on the conversion date specified in the Notice of Mandatory Conversion, and, regardless of whether they do or do not surrender those shares for conversion, at the close of business on that date (i) the certificates representing the shares of Series A Preferred Stock will cease to represent anything other than the right to receive the shares of Common Stock or cash, other securities or other assets issuable upon conversion of the shares of Series A Preferred Stock and (ii) the Company may, at its option (the exercise of which will be described in the Notice of Mandatory Conversion), either (A) issue the shares of Common Stock, or distribute the cash, other securities or other assets, to which the holders of the Series A Preferred Stock are entitled without requiring the surrender of the certificates which formerly represented shares of Series A Preferred Stock, or (B) set aside in trust for the respective holders of certificates which formerly represented Series A Preferred Stock, the cash, securities and other assets (other than Common Stock, which need not be set aside) to which those holders are entitled and issue or distribute the Common Stock, cash, other securities or other assets which each former holder of Series A Preferred Stock is entitled to receive, without interest, when the former holder surrenders the certificates which represented the Series A Preferred Stock and complies with the other requirements of Subparagraph 5(b)(i). Any interest on funds set aside for distribution to former holders of Series A Preferred Stock will belong to the Company.

               (c) If the Company presents to the holders of the Series A Preferred Stock a form of firm commitment underwriting agreement or other purchase contract relating to the Initial Public Offering, which underwriting contract or other purchase contract contains customary terms and conditions (but requires no representations or warranties from a selling stockholder other than representations that, when Common Stock is issued to that selling stockholder on conversion of the Series A Preferred Stock, the selling stockholder will own that Common Stock and have the right and ability to sell it to the buyer or group of buyers free and clear of any liens or encumbrances, and will impose no obligations on a selling stockholder other than (x) the obligation to deliver certificates representing the Common Stock (assuming they are issued) upon payment of the purchase price for them, and (y) the obligation to indemnify the buyer or group of buyers against liability or damages resulting from any misstatement by the selling stockholder of a material fact regarding the selling stockholder, or omission by the selling stockholder to state a material fact necessary to make the statements made by the selling stockholder regarding the selling stockholder not misleading), and the Company notifies the holders of the Series A Preferred Stock that the buyer or group of buyers has signed, or agreed to sign, the contract subject to signature by the holders of the Series A Preferred Stock, the condition in clause (ii) of subparagraph 6(a) will be deemed waived, and not to be a prerequisite to required conversion, by each holder of Series A Preferred Stock who does not, within 10 days after the contract is presented to the holder, agree to sign a copy of the contract, or authorize the Company to sign a copy of the contract as attorney in fact for the holder.

          Section 7.  Status.
                      ------

               Upon any conversion, exchange or redemption of shares of Series A Preferred Stock, the shares of Series A Preferred Stock which are converted, exchanged or redeemed will have the status of authorized and unissued shares of preferred stock, and the number of shares of preferred stock which the Company will have authority to issue will not be decreased by the conversion, exchange or redemption of shares of Series A Preferred Stock, but the number of shares of Series A Preferred Stock which the Company will have authority to issue will be reduced so that the shares of Series A Preferred Stock which were converted, exchanged or redeemed may not be re-issued.

          Section 8.  Ranking.
                      -------

               The shares of Series A Preferred Stock will, with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding-up of the Company, unless otherwise provided in the Company's Certificate of Incorporation or a Certificate of Designations, Rights and Preferences relating to a subsequently issued series of preferred stock of the Company, rank (i) on a parity with any other class or series of preferred stock issued by the Company and (ii) prior to the Common Stock.

          Section 9   Miscellaneous.
                      -------------

               (a) Except as otherwise expressly provided in this resolution, whenever a notice or other communication is required or permitted to be given to holders of shares of Series A Preferred Stock, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Company as the holders of the shares at the addresses as they appear in the books of the Company, as of a record date or dates determined in accordance with the Company's Certificate of Incorporation and By-laws, these resolutions and applicable law, as in effect from time to time.

               (b) The holders of the Series A Preferred Stock will not have any preemptive right to subscribe for or purchase any shares or any other securities which may be issued by the Company as a sole consequence of their ownership of Series A Preferred Stock.

               (c) Except as may otherwise be required by law, shares of Series A Preferred Stock will not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this resolution and in the Certificate of Incorporation.

               (d) The headings of the various subdivisions of this resolution are for convenience only and will not affect the meaning or interpretation of any of the provisions of this resolution.

               (e) The preferences, special rights or powers of the Series A Preferred Stock may be waived, and any of the provisions of the Series A Preferred Stock may be amended, by the affirmative vote at a meeting or the written consent of holders of record of at least a majority of the outstanding shares of Series A Preferred Stock."

     3. The foregoing resolution was adopted by all necessary action on the part of the Company.

          IN WITNESS WHEREOF, the Company has caused this certificate to be by its duly authorized officer, this 8th day of June, 1998.



                                    ASIAINFO HOLDINGS, INC.


                                    By: /s/ Edward S. Tian
                                       ------------------------------

                                    Name:   Edward S. Tian
                                         ----------------------------

                                    Title: President
                                           --------------------------